Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Laird Superfood, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value per $0.001 per share	Rule 457(c)	300,000 (1)	$4.10 (2)	$1,230,000	147.60 per million	$181.55
Total Offering Amounts						$1,230,000		$181.55
Total Fees Previously Paid								$363.10
Total Fee Offsets								-
Net Fee Due								$(181.55) (3)
(1) Represents up to 3 00,000 shares of common stock that may be issued or issuable by us to the selling stockholder pursuant to a sponsorship and support agreement.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The NYSE American on June 24, 2024 of $4.10 per share.
(3) Laird Superfood, Inc. (the “Registrant”) previously paid $363.10 in connection with the initial public filing of this Registration Statement on Form S-3 (File No. 333- 280510) (the “Registration Statement”) with the Securities and Exchange Commission on June 26, 2024. In connection with the filing of Amendment No. 2 to the Registration Statement, the number of shares of common stock being registered was reduced by 300,000 shares of common stock. Due to the reduction in shares of common stock registered by the Registrant, the Registrant overpaid the registration fee by $181.55.